Exhibit 99.2

Contacts:
Carol DeGuzman	Katie Compa
Senior Director, Investor Relations	WeissComm Partners
650-246-6898	415-946-1078
investors@anesiva.com	kcompa@wcpglobal.com

ANESIVA ACCELERATES ITS TRANSITION TO SPECIALTY PHARMA PAIN MANAGEMENT COMPANY

Company Focuses Operations, Updates Zingo Launch Progress and Adlea Registration Strategy

Conference Call Today at 11:30 am ET

SOUTH SAN FRANCISCO, CA, September 3, 2008—Anesiva, Inc. (Nasdaq: ANSV) announced today that the company will restructure operations to focus on commercial and late-stage product development to accelerate its transition to a specialty pharmaceutical pain management company. The company also provided updates on Zingo launch progress, announced the full enrollment of its Phase 3 Adlea clinical trials and provided an update on its Adlea registration strategy.

“Since joining Anesiva in mid-June, I have conducted an extensive review of our programs, priorities and core competencies, which confirms my confidence in the underlying strength of our assets – namely our people and pipeline,” said Michael L. Kranda, president and CEO. “Based on this review we are refining our strategy and restructuring operations to drive the company toward long-term success.”

“We believe these actions will expedite our ability to increase the company’s value. Specifically, we will continue to strongly support the commercial growth of our first marketed product Zingo™, which we recently launched as an analgesic prior to peripheral IV insertions and blood draws in children ages three to 18, and the timely and comprehensive clinical development and commercialization of Adlea™, which is in late-stage clinical development for the management of acute pain following orthopedic surgeries. We also intend to pursue the in-licensing of late-stage products that fit within and strengthen our product portfolio,” continued Mr. Kranda.

The company is reducing its workforce by approximately 20 percent by eliminating its preclinical development function and other non-core positions. The company is now focused primarily on sales, marketing, late-stage clinical development and outsourced manufacturing. Anesiva expects to record a one-time restructuring charge of approximately $0.7 million in the third quarter of 2008. Anesiva believes that the restructuring and other cost reductions will result in annual operating cost savings of approximately $20 million per year as compared to current levels.

Anesiva also provided the following updates directly related to this strategic realignment:

Zingo:

•	Anesiva launched Zingo in late June 2008 into a targeted U.S. pediatric hospital market with a focus on innovation-leading children’s hospitals and academic medical centers with large pediatric units.

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“Early users of Zingo are pleased with its ease of use and the positive response they’re receiving from their pediatric patients,” said Nancy E. Donahue, senior vice president, sales and marketing. “We have reports of children and their families who, after receiving Zingo in the emergency department, are asking for it again when they require a subsequent IV start or blood draw following hospital admission. Our early market experience confirms our confidence in Zingo’s long-term potential.”

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Anesiva estimates, based on the timing of the focused pediatric launch, that Zingo sales in 2008 will be in the range of $2.0 million to $3.0 million. The sales force has had early successes in obtaining formulary acceptances. This, combined with positive feedback from early market experience, suggests Zingo is well-positioned for accelerated sales.

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The transition to fully automated Zingo manufacturing is expected to be completed incrementally this year and in 2009. The company anticipates that full automation of Zingo manufacturing will decrease unit cost and support expansion to the adult market, pending approval.

Adlea:

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Anesiva announced today that it has completed patient enrollment in two multicenter, double-blind, randomized, placebo-controlled Phase 3 Adlea trials, one in bunionectomy surgeries (the ACTIVE-1 trial — Assessment of Highly Purified Capsaicin To ImproVE Pain Management After Orthopedic Surgery), and one in total knee replacement surgeries (ACTIVE-2). The company continues to anticipate that top-line data from the trials will be available in the fourth quarter of 2008. Enrollment continues in the supportive Phase 2 trials of Adlea in total hip replacement surgeries and arthroscopic shoulder surgeries. Anesiva anticipates having top-line data from these trials in mid-2009.

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Anesiva has re-evaluated the data package it believes will be needed for an optimal Adlea NDA filing. As a result, the company determined that the completed and ongoing trials will need to be supplemented in order to support the proposed Adlea dose and increase the number of Adlea patient exposures. Anesiva plans an additional clinical trial in total knee replacement surgeries to start in the fourth quarter of 2008. This trial is designed to enroll up to 240 patients and include an interim analysis. It will evaluate three Adlea doses and placebo. The company estimates it will take approximately one year to fully enroll. Provided the results of the completed and ongoing trials warrant, Anesiva anticipates filing a New Drug Application for Adlea in mid-2010 for the management of acute pain following orthopedic surgeries.

“I am working with Bill Houghton, M.D., who recently joined Anesiva as senior vice president and chief medical officer, and who has a strong background in the development of pain management products, to fully capitalize on the large Adlea clinical and commercial opportunity,” Mr. Kranda said.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a commercial-stage specialty pharmaceutical company that seeks to be a leader in the development and commercialization of novel pharmaceutical products for pain management. The company’s first commercial product, Zingo™ (lidocaine hydrochloride monohydrate 0.5 mg) powder intradermal injection system, is available in the U.S. for the reduction of pain associated with peripheral venous access procedures in children ages three to 18. For full Zingo prescribing information and other information, visit www.zingo.com. An application is under FDA review to expand the Zingo label indication to include adults.

The next product in Anesiva’s pipeline, Adlea™, is currently being evaluated in multiple clinical trials for the management of acute pain following orthopedic surgeries. Adlea has been shown in Phase 2 trials to reduce pain after only a single administration for weeks to months in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development and commercialization of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to www.anesiva.com.

Conference Call Details

Anesiva will conduct a webcast conference call with the investment community at 11:30 a.m. EDT today. Interested parties can listen to the live conference call by dialing 866-616-3642 (international dial: 706-643-3817) or by logging on to http://www.anesiva.com and going to the Investor Information page. For those unable to participate via the Internet, a replay will be available for seven days after the call by dialing 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 62541912. The webcast will be available until the company’s next quarterly financial results conference call.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “seek,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Zingo gains FDA approval in the adult indication, Anesiva’s ability to estimate and address customer demand for Zingo, the degree to which Zingo gains market acceptance, potential delays in the commencement and enrollment of Adlea clinical trials and whether the Adlea clinical development program will support FDA approval for the management of acute pain following orthopedic surgeries. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s annual report on Form 10-K for the year ended December 31, 2007, and its most recent filing on Form 10-Q.